CONSULTING AGREEMENT

This consulting agreement (hereinafter "Agreement") is made and entered into effect March 18, 2004 by and between Business Solutions of the Future Inc. (hereinafter "Consultant"), whose principal place of business is 6055 Spring Isles Blvd, Lake Worth, Florida 33463, and Cytation Corporation, whose principal place of business is 251 Thames Street, Bristol, Rhode Island 02809 (hereinafter "Client").

WHEREAS, Consultant is in the business of providing services for management consulting, business advisory, shareholder information and public relations; and

WHEREAS, Client deems it to be in its best interest to retain Consultant to render to the Client services as may be needed; and

WHEREAS, Consultant is ready, willing and able to render such consulting and advisory services to Client.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Consulting Services. Client hereby retains Consultant as and Consultant hereby accepts and agrees to such retention. The services provided by Consultant to Client under this Agreement will include the writing and dissemination of corporate news by means of fax and "targeted" E-Mail; administer an intense marketing campaign to new investors; design, develop and market a website for Client if none is available. (Internet website costs and hosting are additional) (hereinafter the "Services").

2.  Consultant's Disclaimer. It is acknowledged and agreed by the Client that the Consultant carries no professional licenses, and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or brokerage/dealer within the meaning of the applicable state and Federal securities laws. The Services to be provided by Consultant may not be exclusive nor shall Consultant be required to render any specific number of hours or assign specific personnel to the Client or its projects.

3.  Independent Contractor. Consultant agrees to perform its duties under this Agreement as an independent contractor. Nothing contained herein shall be considered to as creating an employer-employee relationship between the parties to this Agreement. The Client shall not make social security, workers compensation or unemployment insurance payments on behalf of Consultant, its employees or its agents.

4.  Time, Place and Manner of Performance. The Consultant shall be available for advice and counsel to the officers and directors of the Client as such reasonable and convenient times and places as may be mutually agreed upon. However, it is understood by the parties that the time, place and manner of performance of the Services hereunder, including the amount of time to be allocated by the Consultant to any specific service, shall be determined at the sole discretion of the Consultant.

5.  Term of Agreement. The terms of this Agreement shall be four (4) months, commencing on the date of this Agreement, subject to prior termination as hereinafter provided in Section 10. Client may extend this agreement for an additional two (2) month period with the same terms herein.

6.  Compensation. In consideration for providing the Services, Client shall transfer or cause to be transfered to Consultant, shares of common stock of Solomon Technologies, Inc., a Delaware corporation (the "Company") the common stock of which trades on the OTCBB under the trading symbol "SOLM" ("Common Stock"), and warrants to purchase shares of Common Stock, as follows:

1.

75,000 shares of Common Stock of the Company that have been registered with the Securities and Exchange Commission ("SEC") on a currently effective Form SB-2 and that are without restrictive legend or restriction on transfer of any kind; and

2.	25,000 shares of Common Stock of the Company with standard Rule 144 restrictive legend, such shares to be delivered to Consultant within 30 days hereof; and
3.

a warrant to purchase 30,000 previously registered shares of the Common Stock of the Company at $4.00 per share, such warrant to be substantially in the form attached hereto (except that the number of warrant shares shall be 30,000), such warrant to be delivered to Consultant within 30 days hereof.

Client understands that shares registered on Form S-8, which is generally used to register the offer and sale of employee benefit plan securities, are not available for issuance to consultants and advisors who directly or indirectly promote or maintain a market for the Company's securities. Client further understands that Consultant's provision of services under this Agreement probably constitutes the direct or indirect promotion or maintenance of a market for the issuer's securities. Therefore, Client agrees (i) that the Common Stock shall have been validly registered with the SEC by means other than the use of Form S-8; (ii) that it will be the responsibility of Client to take all prudent and necessary action to insure that the Common Stock has been validly issued, duly paid and non-assessable upon its transfer to Consultant; and (iii) that it will be the responsibility of Client to insure that such transfer to Consultant does not violate any applicable federal or state securities laws for the use of the Common Stock as contemplated by this Agreement. The shares of unrestricted Common Stock will be delivered to Consultant prior to its commencing services hereunder.

If Client secures a favorable change in any of the terms of the warrant with respect to Client's warrant shares, Consultant shall be entitled to the same changed terms for its warrant shares.

7.  Late Payment. In the event of late payment of any compensation due under this Agreement and in addition to the rights granted the Consultant under Section 10 of this Agreement, Consultant may immediately remove Client's company from the Tsunamistreet.com website until any arrears in compensation are brought current.

8.  Client's Representations. The Client represents to the best of its knowledge that the Company is in compliance with all applicable Securities and Exchange Commission reporting and accounting requirements and all applicable requirements of the NASD or any stock exchange. The Client further represents that the Company has not been and is not now the subject of any enforcement proceedings or injunctions by the Securities and Exchange Commission or any state securities agency.

9.  Consultant's Representations. The parties hereto acknowledge and agree that Consultant cannot guarantee the results or effectiveness of any of the Services rendered or to be rendered by Consultant. Rather, Consultant shall conduct its operations and provide the Services in a professional manner and in accordance with good industry practice. Consultant will use its best efforts and does not promise results.

10.  Termination. Consultant's relationship with Client hereunder may be terminated for any reason whatsoever, at any time, by either party, upon 3 days written notice. The Agreement shall automatically terminate upon the dissolution, bankruptcy or insolvency of the Client or Consultant. This Agreement may be terminated by either party upon giving written notice to the other party if the other party is in default hereunder and such default is not cured within fifteen (15) days of receipt of written notice of such default. Consultant and Client shall have the right and discretion to terminate this Agreement should the other party in performing their duties hereunder; violate any law, ordinance, permit or regulation of any governmental entity, except for violations which either singularly or in aggregate do not have or will have a material adverse effect on the operations of Client. In the event of any termination hereunder all shares or funds paid to Consultant through the date of termination shall be fully earned and non-refundable and the parties shall have no further responsibilities to each other except that Client shall be responsible to make any and all payments if any, due to Consultant through the date of the termination and the Consultant shall be responsible to comply with the provisions of Section 12 hereof.

11.  Work Product. It is agreed that all information and materials produced for Client shall be the copyright property of Consultant; free and clear claims thereto by Client and Client shall retain no claim of authorship thereof.

12.  Confidentiality. Consultant recognizes and acknowledges that it has and will have access to certain confidential information of Client and its affiliates that are valuable, special and unique assets and property of Client and such affiliates. Consultant will not disclose, during the term of this Agreement, and for a period of 12 months following termination of this Agreement, any of such information to any person, for any reasons or purpose whatsoever, without the prior written consent or authorization of the Client. In this regard, Client agrees that such authorization or consent to disclose may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statue, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

13.  Conflict of Interest. Consultant shall be free to perform services for other persons. Consultant will notify Client of its performance of consulting services for any other person, which could conflict with its obligations under the Agreement. Upon receiving such notice, Client may terminate this Agreement or consent to the Consultant's outside consulting activities. Failure to terminate this Agreement within seven (7) business days of receipt of written notice of conflict shall constitute Client's ongoing consent to the Consultant's outside consulting services.

14.  Disclaimer of Responsibility for Acts of the Client. In no event shall Consultant be required by this Agreement to represent or make management decisions for Client. Consultant shall under no circumstances be liable for any expense incurred or loss suffered by Client as a consequence of such decisions, made by Client or any affiliates or subsidiaries of Client.

15.  Client Indemnification. Client shall protect, defend, indemnify and hold Consultant and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorney's fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by Client herein, or (b) negligent or willful misconduct, occurring during the term of this Agreement with respect to any of the decisions made by Client, or (c) a violation of state or federal securities laws by Client.

16.  Consultant Indemnification. Consultant shall protect, defend, indemnify and hold Client and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorney's fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by Consultant herein, or (b) negligent or willful misconduct, occurring during the term of this Agreement with respect to any of the decisions made by Consultant, or (c) a violation of state or federal securities laws by Consultant.

17.  Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by registered or certified mail, or by Federal Express or other recognized overnight courier to the principal office of each party.

18.  Waiver of Breach. Any waiver by either party or a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.

19.  Assignment. This Agreement and the rights and obligations of Consultant and Client hereunder shall not be assignable without mutual written consent both parties.

20.  Applicable Law. This Agreement shall be deemed to have been made and entered into in the State of Florida, and shall be governed by the laws of said state.

21.  Entire Agreement. This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all other or prior understandings, agreements and negotiations between the parties.

22.  Waiver and Modification. Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each party hereto, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.

23.  Binding Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in Palm Beach County, Florida.

24.  Counterparts and Facsimile Signature. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

In Witness Whereof, the parties hereto have duly executed and delivered this Agreement effective as of the date set forth above.

Consultant

______________________________________________
Its: ___________________________________________

Client

______________________________________________
Its: ___________________________________________